Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

between

CAPITAL ONE FINANCIAL CORPORATION

as Issuer

and

THE BANK OF NEW YORK

as Trustee

DATED AS OF JUNE 6, 2006

Supplement to Junior Subordinated Indenture dated as of June 6, 2006

FIRST SUPPLEMENTAL INDENTURE, dated as of June 6, 2006 (this “Supplemental Indenture”), among CAPITAL ONE FINANCIAL CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), having its principal office at 1680 Capital One Drive, McLean, Virginia 22102 and THE BANK OF NEW YORK, a corporation duly organized and existing under the laws of the State of New York, as Trustee (hereinafter called the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have entered into that certain Junior Subordinated Indenture, dated as of June 6, 2006 (the “Base Indenture”), providing for the issuance from time to time of Securities;

WHEREAS, pursuant to Section 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture to be known as its 7.50% Junior Subordinated Notes due 2066, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

Section 1.2 In addition, the following terms used in this Supplemental Indenture have the following respective meanings:

“Base Indenture” has the meaning set forth in the Recitals.

“Change in 1940 Act Law” means a change (including any announced proposed change) in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority.

“Commercially Reasonable Efforts” means commercially reasonable efforts of the Company to complete the sale of New Equity to third parties that are not Subsidiaries of the

Company. The Company will not be considered to have used Commercially Reasonable Efforts to effect a sale of New Equity if it determines not to pursue or complete such a sale due to pricing or dilution considerations.

“Company” has the meaning set forth in the Recitals.

“Declaration of Trust” has the meaning set forth in Section 2.1(a) hereof.

“First Supplemental Indenture” has the meaning set forth in the Recitals.

“Federal Reserve” means the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond, or its successor as the Company’s primary federal banking regulator.

“Indenture” has the meaning set forth in the Recitals.

“Investment Company Event” means the receipt by the Company and the Trust of an opinion of an independent counsel experienced in matters relating to investment companies (which opinion shall not have been rescinded), to the effect that, as a result of any Change in 1940 Act Law, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Preferred Securities.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(a) trading in securities generally on the principal exchange on which the securities of the Company are then listed and traded (as of the date of this Supplemental Indenture, the New York Stock Exchange) shall have been suspended or its settlement generally shall have been materially disrupted;

(b) the Company would be required to obtain the consent or approval of a regulatory body (including, without limitation, any securities exchange, but excluding the Federal Reserve) or governmental authority to issue shares of the Company’s common stock and the Company shall have failed to obtain that consent or approval notwithstanding the Company’s commercially reasonable efforts to obtain that consent or approval; or

(c) an event occurs and is continuing as a result of which the offering document for the offer and sale of shares of the Company’s common stock would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (1) the disclosure of that event at the time the event occurs, in the Company’s reasonable judgment, would have a material adverse effect on the Company’s business or (2) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate that transaction, provided that no Market Disruption Event contemplated by this paragraph (c) may exceed 90 consecutive days and multiple Market Disruption Events contemplated by this paragraph (c) may not exceed an aggregate of 180 days in any 360-day period.

“MDE Certification” means an Officer’s Certificate of the Company delivered in advance of an Interest Payment Date certifying that:

(a) a Market Disruption Event was existing after the immediately preceding Interest Payment Date; and

(b) either (1) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such certification is provided or (2) the Market Disruption Event continued for only part of such period but the Company was unable after Commercially Reasonable Efforts to raise a New Equity Amount during the rest of that period sufficient to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such MDE Certification is being delivered; and

(c) identifying the type of Market Disruption Event that has occurred with respect to the applicable Interest Payment Date, and the date(s) on which such event occurred or existed.

“New Equity” means (i) shares of the Company’s common stock (including treasury shares and shares of common stock sold pursuant to the Company’s dividend reinvestment plan and employee benefit plans), and/or (ii) shares of the Company’s Qualified Preferred Stock that the Company may sell at its sole discretion.

“New Equity Amount” means, for each Interest Payment Date, the net cash proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuances) received by the Company during the 180-day period prior to such Interest Payment Date from the sale or offering of New Equity to persons that are not subsidiaries of the Company.

“New Equity Settlement Period” means the period commencing immediately upon the termination of an Optional Deferral Period consisting of 20 consecutive quarterly periods, and ending on the first Interest Payment Date on which the Company has paid all accrued and unpaid interest.

“Non-Acceleration Period” means the period commencing immediately upon the termination of an Optional Deferral Period consisting of 20 consecutive quarters, and ending on the earlier of (i) the Interest Payment Date relating to the 20th consecutive quarter after the quarter during which the Non-Acceleration Period commences, (ii) the redemption of the Notes in accordance with the Indenture, and (iii) the Stated Maturity of the Notes.

“Notes” has the meaning set forth in Section 2.1(a) hereof.

“Qualified Preferred Stock” means any preferred stock of the Company (1) that is perpetual with no prepayment obligation on the part of the Company, whether at the election of the holders or otherwise, and (2) distributions on which may be skipped by the Company for any number of distribution periods.

“Regulatory Capital Event” means the reasonable determination by the Company that, as a result of: (1) any amendment to, or change (including any announced prospective change) in, the laws or any applicable regulation of the United States or any political subdivision; or (2) any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or pronouncement or decision is announced on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk of impairment of the Company’s ability to treat the Preferred Securities (or any substantial portion thereof) as Tier 1 capital (or its then equivalent) for purposes of the capital guidelines of the Federal Reserve in effect and applicable to the Company; provided, however, that the distribution of the Notes in connection with the liquidation of the Trust by the Company shall not in and of itself constitute a Regulatory Capital Event unless such liquidation shall have occurred in connection with a Tax Event or an Investment Company Event.

“Special Event” means a Tax Event, a Regulatory Capital Event or an Investment Company Event.

“Supervisory Event” means that, at any time during a New Equity Settlement Period, the Company will have requested but not received the prior written concurrence or approval of the Federal Reserve both (1) to sell New Equity and (2) to apply the New Equity Amount to pay deferred interest on the Notes.

“Supplemental Indenture” has the meaning set forth in the Recitals.

“Tax Event” means the receipt by the Company or the Trust of an opinion of tax counsel (which may be the Company’s counsel or counsel of an Affiliate but not an employee and must be reasonably acceptable to the Institutional Trustee) experienced in such matters (which opinion shall not have been rescinded), to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or any court, governmental agency (including in the course of an audit) or regulatory authority interpreting or applying such laws or regulations, there is more than an insubstantial risk that (1) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Notes; (2) interest payable by the Company on the Notes is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Company, for United States federal income tax purposes; or (3) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges.

“Trust” has the meaning set forth in Section 2.1(a) hereof.

“Trustee” has the meaning set forth in the Recitals.

ARTICLE II

TERMS OF SERIES OF SECURITIES

Section 2.1 Pursuant to Sections 2.1 and 3.1 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Securities of this series shall be known and designated as the “7.50% Junior Subordinated Notes due 2066” of the Company (the “Notes”). The Notes initially shall be issued to Capital One Capital II, a Delaware statutory trust (the “Trust”). The Declaration of Trust for the Trust shall be the Amended and Restated Declaration of Trust, dated as of June 6, 2006, among the Company, as Sponsor, The Bank of New York (Delaware), as Delaware Trustee, The Bank of New York, as Institutional Trustee, and the Administrative Trustees named therein (the “Declaration of Trust”). The Guarantee will be issued pursuant to the Guarantee Agreement, dated as of June 6, 2006, between the Company and The Bank of New York, as Guarantee Trustee.

(b) Aggregate Principal Amount. The maximum aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture and this Supplemental Indenture is $346,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Notes pursuant to Section 3.4, 3.5, 3.6, 9.6 or 11.6 of the Indenture).

(c) Denominations. The Notes will be issued only in fully registered form, and the authorized minimum denomination of the Notes shall be $25 principal amount and any integral multiple thereof.

(d) Maturity. The principal amount of the Notes shall be payable in full on June 15, 2066, subject to and in accordance with the provisions of the Indenture and this Supplemental Indenture.

(e) Rate of Interest. The Notes will bear interest at the annual rate of 7.50%, payable quarterly in arrears on September 15, December 15, March 15 and June 15 of each year (the “Interest Payment Dates,” as defined in the Indenture), commencing September 15, 2006. Interest payments not paid when due will themselves accrue additional interest at the annual rate of 7.50% (which rate will be equal to the annual interest rate on the notes) on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month.

(f) To Whom Interest Payable. Interest will be payable to the person in whose name the Notes are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that, interest payable on the Stated Maturity of the principal of the Notes shall be paid to the Person to whom principal is paid.

(g) Option to Defer Interest Payments. Interest payments on the Notes shall be subject to deferral to the extent and in the manner provided in Section 13.1 of the Indenture for one or more Optional Deferral Periods of up to twenty (20) consecutive quarterly periods. If the Company has deferred interest payments under this clause (g) for an Optional Deferral Period consisting of 20 consecutive quarterly periods, no interest will be due or payable on the Interest Payment Date relating to the last such quarterly period, provided, however, that all accrued and unpaid interest (including any Additional Interest) will become due and payable on the next subsequent Interest Payment Date, subject to the possibility that interest payments may be further deferred during a New Equity Settlement Period as described in clause (l) below. With respect to each Interest Payment Date, the Company shall deliver to the Trustee written notice of any optional deferral pursuant to this clause (g) at least ten and not more than sixty Business Days prior to such Interest Payment Date (which notice requirement shall be in lieu of, and not in addition to, the notice requirement described in Section 13.2 of the Indenture, which shall not apply to the Notes.)

(h) Federal Reserve Approvals. The Company shall notify the Federal Reserve (i) upon the commencement of any Optional Deferral Period, (ii) prior to or promptly after the commencement of a New Equity Settlement Period and shall seek the approval of the Federal Reserve at any time for (x) the issuance, offer or sale of New Equity and (y) the application of the New Equity Amount as described in clause (j) below. A Supervisory Event will excuse the Company from its obligation to use Commercially Reasonable Efforts to sell New Equity and/or to apply the New Equity Amount to the payment of deferred interest on the Notes.

(i) Payment of Current Interest. During a Non-Acceleration Period, the Company shall not pay on any Interest Payment Date interest that has accrued on the Notes during the quarterly interest period immediately preceding such Interest Payment Date, unless the Company pays therewith all accrued and unpaid interest (including any Additional Interest) at such time outstanding on the Notes, including without limitation interest that has been deferred pursuant to clause (g) above or clause (l) below.

(j) Limitation on Source of Payment of Interest During New Equity Settlement Period. On any Interest Payment Date during a New Equity Settlement Period, the Company covenants not to pay any accrued and unpaid interest on the Notes except on an Interest Payment Date and except in an aggregate amount for each Interest Payment Date that does not exceed the New Equity Amount with respect to such Interest Payment Date raised by the Company pursuant to clause (k) below.

(k) Obligation After Five Years of Optional Deferral. With regard to each Interest Payment Date during any New Equity Settlement Period (other than the Interest Payment Date for which the Company’s failure to pay accrued and unpaid interest triggered the New Equity Settlement Period), except any Interest Payment Date as of which a Supervisory Event has occurred or for which the Company has delivered a timely MDE Certification pursuant to clause (l) below, the Company covenants to use its Commercially Reasonable Efforts to issue and sell New Equity in an amount that will generate a New Equity Amount sufficient to enable the Company to pay all accrued and unpaid interest on the Notes in full on such Interest Payment Date in accordance with clause (j) above. The Company covenants to apply all New Equity Amounts raised pursuant to this clause (k) to the payment of accrued and unpaid interest on the applicable Interest Payment Date until all accrued and unpaid interest shall have been paid in full. If, due to an MDE or for any other reason, the Company is able to raise some, but not all of the New Equity Amount required in respect of an Interest Payment Date, it will apply any available New Equity Amount to pay accrued and unpaid interest on the applicable Interest Payment Date pro rata; provided, however, that if the Company then has outstanding securities in addition to the Notes under which it is obliged to apply the New Equity Amount to the payment of deferred interest, then on any date and for any period the New Equity Amount received by the Company and available for payment of deferred interest shall be applied to the Notes and those other securities on a pro rata basis, or on such other basis as the Federal Reserve may approve.

(l) Supervisory Events and Market Disruption Events. If at any time during a New Equity Settlement Period (i) a Supervisory Event shall have occurred, or (ii) the Company shall have delivered to the Trustee an MDE Certification with respect to an Interest Payment Date no more than 20 Business Days and no less than 10 Business Days in advance thereof, the Company shall be excused from its obligation to use its Commercially Reasonable Efforts to issue and sell New Equity described in clause (k) above with respect to such Interest Payment Date; provided that the Company shall not be excused from its obligation to pay interest pursuant to this clause (l) on or after the Stated Maturity of, or Redemption Date for, the Notes, or if the Company shall have failed to pay accrued interest in full on more than forty (40) consecutive Interest Payment Dates. The Company’s obligation to sell New Equity to pay deferred interest during a New Equity Settlement Period shall resume at such time as no Market Disruption Event or Supervisory Event exists or is continuing.

(m) Events of Default. An Event of Default as defined in the Indenture shall be an Event of Default with respect to the Notes, provided that the nonpayment of interest for so long as and to the extent permitted pursuant to clauses (g) and (l) above shall not be deemed to be a default in the payment of interest for the purposes of Section 5.1(a) of the Indenture and shall not otherwise be deemed an Event of Default with respect to the Notes, and provided further that, during any Non-Acceleration Period, the nonpayment of interest on any Interest Payment Date as of which no Supervisory Event has occurred and for which the Company has not delivered a timely MDE Certification pursuant to clause (l) above shall be deemed not to be an Event of Default solely for purposes of Section 5.2 of the Indenture. For the avoidance of doubt, and without prejudice to any other remedies that may be available under the Indenture to the Trustee, the Holders of the Notes or the holders of the Preferred Securities, no breach by the Company of any covenant or obligation under the Indenture or the terms of the Notes shall be an Event of Default (including, without limitation, (i) the payment of interest at any time from a source other than the New Equity Amount in breach of the covenant of the Company under clause (j) above or (ii) the failure to raise or apply New Equity Amounts in breach of the covenants of the Company under clause (k) above), except those that are specifically identified as an Event of Default under the Indenture. During a Non-Acceleration Period, upon occurrence of an Event of Default described in Section 5.1(a)

of the Indenture, (i) any holder of the Preferred Securities issued by the Trust shall have the right to institute a suit directly against the Company for enforcement of payment to such holder of interest on the Notes having a principal amount equal to the aggregate Liquidation Amount (as defined in the Declaration of Trust for the Trust) of such Preferred Securities held by such holders, and (ii) any such holder shall not have the right to institute a suit against the Company for the payment of principal otherwise provided pursuant to Section 5.8 of the Indenture.

(n) Location of Payment. Payment of the principal of (and premium, if any) and interest on the Notes will be made at the corporate trust office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register. The office where the Notes may be presented or surrendered for payment and the office where the Notes may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served shall be the Corporate Trust Office. The Trustee shall act as Paying Agent.

(o) Redemption. The Notes are redeemable at the option of the Company, subject to the terms and conditions of Article XI of the Indenture and subject to the Company having received prior approval from the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, at 100% of their principal amount plus accrued and unpaid interest, in whole or in part (1) on one or more occasions at any time on or after June 15, 2011, or (2) at any time if a Special Event has occurred and is continuing and the Company cannot cure the Special Event by some reasonable action, in which case the Company may redeem the Notes within 90 days following the occurrence of the Special Event. Redemption of the Notes shall be subject to a capital replacement covenant entered into by the Company as of the date hereof in favor of holders of certain series of long-term indebtedness of the Company that ranks senior to the Notes.

(p) Sinking Fund. The Notes shall not be subject to any sinking fund or analogous provisions.

(q) Forms. The Notes shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Declaration of Trust shall be substantially in the form of Annex B attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Guarantee Agreement shall be substantially in the form of Annex C attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(r) Subordination. The subordination provisions of Article XIV of the Indenture shall apply; provided, however, that for the purposes of the Notes (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the definition of “Senior Indebtedness” in the Indenture is hereby amended in its entirety to read as follows:

“‘Senior Indebtedness’ means:

(1) the principal, premium, if any, and interest in respect of (a) indebtedness for money borrowed and (b) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company, including the Company’s junior subordinated debentures or guarantees issued in connection with any future traditional trust preferred securities, each of which will rank senior to the Preferred Securities issued by the Trust;

(2) all of the Company’s capital lease obligations;

(3) all of the Company’s obligations issued or assumed as the deferred purchase price of property, all of the Company’s conditional sale obligations and all of its obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business;

(4) all of the Company’s obligations, contingent or otherwise, in respect of any letters of credit, bankers’ acceptances, security purchase facilities, repurchase agreements or similar credit transactions;

(5) all of the Company’s obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, hedging arrangements and other similar agreements;

(6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

(7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any of our property or assets, whether or not such obligation is assumed by the Company;

except that Senior Indebtedness will not include:

(A) any indebtedness issued under the Indenture;

(B) the Preferred Security Guarantee;

(C) trade accounts payable and other accrued liabilities arising in the ordinary course of business;

(D) any indebtedness between or among the Company and its affiliates; and

(E) any indebtedness or guarantee that is by its terms subordinated to, or ranks equally with, the Notes and the issuance of which, in the case of this clause (E) only, (x) has received the concurrence or approval of the staff of the Federal Reserve or (y) does not at the time of issuance prevent the Notes from qualifying for Tier 1 capital treatment (irrespective of any limits on the amount of our Tier 1 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Federal Reserve.”

(s) Dividend Stopper. During any Optional Deferral Period or New Equity Settlement Period the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock or the capital stock of its Subsidiaries (which includes, in each case, common and preferred stock) or (ii) make any payment of principal of or interest or premium, if any, on, or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Notes or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Notes, other than, in the case of each of clauses (i), (ii) and (iii), (A) dividends or distributions in capital stock of the Company, (B) payments under the Guarantee with respect to the Preferred Securities and the Common Securities of the Trust, (C) any declaration or payment of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (D) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants and (E) solely in the case of a Subsidiary of the Company, any declaration of dividends or distributions on the capital stock of such Subsidiary to the Company or one of its Affiliates.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

MISCELLANEOUS

Section 4.1 If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

Section 4.2 The Article headings herein are for convenience only and shall not effect the construction hereof.

Section 4.3 All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 4.4 In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.5 Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.

Section 4.6 THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 4.7 The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[The remainder of this page left blank intentionally; the signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Stephen Linehan
Name:	Stephen Linehan
Title:	Senior Vice President and Treasurer

Attest:

By:	/s/ Daniel Rosen
Name:	Daniel Rosen
Title:	Director of Capital Markets

THE BANK OF NEW YORK,
as Trustee

By:	/s/ Van K. Brown
Name:	Van K. Brown
Title:	Vice President

Attest:

By:	/s/ Robert A. Massimillo
Name:	Robert A. Massimillo
Title:	Vice President

1

Annex A

Form of Notes

[IF THE SECURITY IS TO BE A GLOBAL SECURITY, INSERT - This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary. This Security is exchangeable for Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Security (other than a transfer of this Security as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in limited circumstances.

Unless this Security is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any Security issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

CAPITAL ONE FINANCIAL CORPORATION

7.50% Junior Subordinated Notes due 2066

No. ☐

$

CUSIP No. 14041L204

CAPITAL ONE FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York, the Institutional Trustee of CAPITAL ONE CAPITAL II, or registered assigns, the principal sum of dollars ($ ) on June 15, 2066. The Company is authorized to direct payments to The Bank of New York, in its capacity as paying agent under the Declaration of Trust (as defined below), or any other paying agent appointed under the terms of the Declaration of Trust. The Company further promises to pay interest on said principal sum from June 6, 2006 or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on September 15, December 15, March 15 and June 15 of each year, commencing September 15, 2006, at the rate of 7.50% per annum, until the principal hereof shall have become due and payable. Interest payments not paid when due will themselves accrue additional interest at the annual rate of 7.50% (which rate will be equal to the annual interest rate on the notes) on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month period and, for periods of less than a month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). A “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which banking institutions in New York, New York are authorized or obligated by any applicable law or executive order to close. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next preceding such Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the fifteenth day (whether or not a Business Day) preceding such Interest Payment Date if this Security is not issued in the form of a Global Security. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not fewer than ten days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time and from time to time during the term of this Security to defer payment of interest on this Security for up to twenty consecutive quarterly interest payment periods with respect to each deferral period (each an “Optional Deferral Period”), but shall (subject to its rights to further defer interest on Interest Payment Dates during a New Equity Settlement Period as described in the Indenture) pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by applicable law, compounded quarterly at the rate specified in this Security) on the first Interest Payment Date following the termination of such Optional Deferral Period; provided, however, that no Optional Deferral Period shall extend beyond the Stated Maturity of the principal of this Security. Upon termination of any such Optional Deferral Period and upon the payment of all accrued and unpaid interest (including any Additional Interest) then due, the Company may elect to begin a new Optional Deferral Period, subject to the above requirements. No interest shall be due and payable during an Optional Deferral Period except on the first Interest Payment Date thereafter.

The Company also shall have the right, at any time and from time to time during the term of this Security, to defer payment of interest due on any Interest Payment Date during a New Equity Settlement Period (as defined in the Indenture), subject to certain limitations described in the Indenture, if a Supervisory Event has occurred or if the Company shall have delivered to the Trustee an MDE Certification (each as defined in the Indenture) with respect to such Interest

Payment Date as described in the Indenture, provided that the Company may not so defer interest on or after the Stated Maturity of, or Redemption Date for, this Security, or if such deferral would result in the Company having failed to pay accrued interest in full on more than forty consecutive Interest Payment Dates. On any Interest Payment Date during a New Equity Settlement Period, the Company covenants not to pay any accrued and unpaid interest on this Security except on an Interest Payment Date and except in an aggregate amount for each Interest Payment Date that does not exceed the New Equity Amount (as defined in the Indenture) raised by the Company as described in the Indenture.

During a Non-Acceleration Period (as defined in the Indenture), the Company shall not pay on any Interest Payment Date interest that has accrued on this Security during the quarterly interest period immediately preceding such Interest Payment Date, unless the Company pays therewith all accrued and unpaid interest (including any Additional Interest) at such time outstanding on this Security, including without limitation accrued and unpaid interest that has been deferred pursuant to the provisions described in the preceding two paragraphs.

Unless the Company has paid all accrued and payable interest on this Security, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock or the capital stock of its Subsidiaries or (ii) make any payment of principal of or interest or premium, if any, on, or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to this Security or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Security (other than, in the case of each of clauses (i), (ii) and (iii), (a) dividends or distributions in capital stock of the Company, (b) payments under the Guarantee with respect to the Preferred Securities of the Trust, (c) any declaration of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (d) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants and (e) solely in the case of a Subsidiary of the Company, any declaration of dividends or distributions on the capital stock of such Subsidiary to the Company or one of its Affiliates).

Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.

The Securities are not deposits or savings accounts. The Securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payments to the prior payment in full of all Senior Indebtedness (as such definition is modified in the First Supplemental Indenture with respect to this Security), and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is made hereby to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CAPITAL ONE FINANCIAL CORPORATION

By:
Name:
Title:

Attest:

Title:

Dated:	June , 2006

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of June 6, 2006, as supplemented by the First Supplemental Indenture, dated as of June 6, 2006 (herein together called the “Indenture”), between the Company and The Bank of New York, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount of $346,000,000, issuable on one or more occasions.

All terms used in this Security that are defined in the Indenture or in the Amended and Restated Declaration of Trust, dated as of June 6, 2006 (the “Declaration of Trust”), for CAPITAL ONE CAPITAL II, among Capital One Financial Corporation, as Sponsor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Declaration of Trust, as the case may be.

The Company may at any time, at its option, on or after June 15, 2011, and subject to the terms and conditions of Article XI of the Indenture and Section 2.1(o) of the First Supplemental Indenture, and subject to prior approval by the Board of Governors of the Federal Reserve System if then required, redeem this Security in whole at any time or in part from time to time, without premium or penalty, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest including Additional Interest, if any, to the Redemption Date.

Upon the occurrence and during the continuation of a Tax Event, Investment Company Event or a Regulatory Capital Event in respect of a Trust, the Company may, at its option, at any time within 90 days of the occurrence of such Tax Event, Investment Company Event or Regulatory Capital Event redeem this Security, in whole but not in part, subject to the provisions of Article XI of the Indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including Additional Interest, if any, to the Redemption Date. In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity of any Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the Holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each Security then outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of any series at the time outstanding affected thereby, on behalf of all of the Holders of the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the Securities of such series. Any such consent or waiver by the registered Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and of any Security issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less that 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), provided that, in the case of the Securities of this series issued to a Trust, if upon an Event of Default (other than any Event of Default due to non payment of interest on any Interest Payment Date during a Non-Acceleration Period), the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series fails to declare the principal of all the Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued interest (including Additional Interest) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest (including Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIV of the Indenture and Section 2.1(r) of the First Supplemental Indenture.

Subject to the provisions of the Indenture, if, in the absence of a Supervisory Event or an MDE Certification, the Company fails to pay all accrued and unpaid interest on the Outstanding Securities on or by the next Interest Payment Date following an Optional Deferral Period of five years, such failure shall constitute an Event of Default under the Indenture; however, prior to the expiration of ten consecutive years after the commencement of an Optional Deferral Period, the occurrence of such an Event of Default shall not entitle the Trustee or the Holders of the Outstanding Securities to declare the principal amount of the Outstanding Securities immediately due and payable. Instead, the Trustee and the Holders shall, prior to the earlier of (i) the Stated Maturity of the Securities and (ii) the expiration of ten consecutive years after the commencement of such Optional Deferral Period, only have the right to seek payment of such interest.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed (subject to the deferral rights of the Company described in the Indenture).

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration or transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Securities of this series are issuable only in registered form without coupons in denominations of $25 and in any multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that for United States federal, state and local tax purposes it is intended that this Security constitute indebtedness.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

This is one of the Securities referred to in the mentioned Indenture.

THE BANK OF NEW YORK,
as Trustee

By:
Authorized Signatory

Dated: June     , 2006

Annex B

Declaration of Trust

[Refer to Exhibit 4.3]

B-1

Annex C

Guarantee Agreement

[Refer to Exhibit 4.4]

C-1